Exhibit 99.1

November 10, 2026 Eastern Standard Time

Air Industries Group Announces 1-for-5 Reverse Stock Split

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced a reverse stock split of its issued and outstanding common stock, par value $0.001 per share, at a ratio of one (1) post-split share of common stock for every five (5) pre-split shares of common stock, effective as of 12:01 a.m. (Eastern Time) on November 20, 2026 (the “Effective Date”).

While the Company noted that forward and reverse stock splits do not change the actual ownership percentages nor have a net effect on the usual valuation yardsticks used by investors, under Section 341 of the NYSE American Company Guide, if a listed issuer engages in a reverse merger, it will be eligible for continued listing on the NYSE American only if the post-transaction entity meets the standards for initial listing. Companies listed on the NYSE American are subject to initial listing standards that require, among other things, a minimum share price of $4.00 per share under Section 101 of the NYSE American Company Guide. The Company noted that the trading price of its common stock on the NYSE American, the exchange on which its common stock is currently listed, is less than $4.00 per share, and there is no assurance it will not be below $4.00 per share at the effective time of the Company’s previously announced merger with Tenax Aerospace Acquisition, LLC (“Tenax”), meaning the combined company would fail to meet the standards for initial listing on the NYSE American.

The Company’s common stock will begin trading on a split-adjusted basis when the market opens on November 20, 2026. The reverse stock split was authorized by the Company’s Board of Directors on November 3, 2026. Pursuant to the laws of the State of Nevada, the Company’s state of incorporation, the Company’s Board of Directors has the authority to effect a reverse stock split without shareholder approval if the number of authorized shares of common stock and the number of outstanding shares of common stock are proportionally reduced. Prior to the closing of the merger but, assuming the proposal to increase the number of authorized shares of the Company’s common stock from 20 million to 200 million is approved at the special meeting of stockholders to be held on November 18, 2026, after the related amendment to the articles of incorporation of the Company becomes effective, the Company will file a certificate of change to its articles of incorporation, as amended, with the Secretary of State of Nevada to effect, pursuant to NRS 78.207, the reverse stock split, while simultaneously reducing the number of then authorized shares of common stock under the articles of incorporation of the Company by a corresponding factor, from 200 million to 40 million.

As a result of the reverse split, each five (5) pre-split shares of common stock outstanding will automatically combine into one (1) new share of common stock without any action on the part of the holders, and the number of outstanding common shares will be reduced from 4,856,181 shares to approximately 971,237 shares.

No fractional shares will be issued as a result of the reverse stock split. Shareholders who otherwise would be entitled to a fractional share because they hold a number of shares not evenly divisible by the 1 (one) for five (5) reverse split ratio, will automatically be entitled to receive an additional fractional share of the Company’s common stock to round up to the next whole share.

The Company’s transfer agent, Broadridge Corporate Issuer Solutions, LLC, which is also acting as the exchange agent for the reverse split, will send instructions to stockholders of record who hold stock certificates regarding the exchange of their old certificates for new certificates, should they wish to do so. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take action to effect the exchange of their shares.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Additional Information and Where to Find It

In connection with the proposed merger with Tenax, the Company has filed with the SEC a registration statement on Form S-4 (File No. 333-297628), which was declared effective on November 4, 2026, and a definitive proxy statement/prospectus, which was first mailed to the Company’s stockholders on or about November 6, 2026. Stockholders are urged to read the proxy statement/prospectus and the other relevant documents filed with the SEC because they contain important information about the Company, Tenax and the proposed merger. These documents are available free of charge at www.sec.gov. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger; information about them is set forth in the proxy statement/prospectus. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, the timing and effectiveness of the reverse stock split, the proposed merger with Tenax and the continued listing of the Company’s common stock on the NYSE American, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Scott Glassman – Interim CEO

631.328.7028

Michael Recca - Investor Relations

917.846.1917

ir@airindustriesgroup.com